Exhibit 99.01
Date: May 3, 2006 Media Contact:
Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com
NJR REPORTS FISCAL YEAR-TO-DATE AND
SECOND-QUARTER EARNINGS PER SHARE; REAFFIRMS
EARNINGS GUIDANCE

•	NJR’s fiscal year-to-date earnings increase 15 percent over last year to $3.41 per basic share due to improved wholesale energy services results

•	Earnings guidance for fiscal 2006 reaffirmed at $2.75 to $2.85 per basic share

•	NJR on track for record 15th year of increased earnings per share
WALL, N.J. – New Jersey Resources (NYSE: NJR) today reported a 15 percent increase in basic earnings per share for the six months ended March 31, 2006, to $3.41, compared with $2.96 last year. For the six months ended March 31, 2006, diluted earnings per share increased to $3.37, compared with $2.90 last year. Last year’s earnings for the six months ended March 31, 2005 included a $.22 per basic share gain on the sale of a commercial office building and a charge of $.05 per basic share associated with an early retirement program for officers. Net of these items, NJR’s earnings for the six months ended March 31, 2005 were $77.4 million, or $2.79 per basic share and $2.74 per diluted share.
For the three months ended March 31, 2006, basic earnings per share increased 16 percent to $2.16, compared with $1.87 last year. Diluted earnings per share increased 16 percent to $2.14, compared with $1.84 last year.
NJR’s fiscal 2006 earnings have been driven by NJR Energy Services (NJRES), the company’s wholesale energy services business unit, which saw earnings grow to $41.9 million, a 90 percent increase over $22 million for the same period last year. These strong results more than offset the impact of lower customer usage at New Jersey Natural Gas (NJNG), NJR’s largest subsidiary.
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NJR REPORTS FISCAL YEAR-TO-DATE AND SECOND-QUARTER EARNINGS
PER SHARE; REAFFIRMS EARNINGS GUIDANCE

“Our excellent financial performance is a result of our focus on the fundamentals in everything we do. NJNG remains the core of our business strategy, complemented by our successful wholesale energy services business,” said Laurence M. Downes, chairman and CEO of NJR. “Through the hard work and creativity of our employees, we continue to demonstrate our commitment to providing exceptional value for our customers and shareowners.”
Customer Billing Credit Extended
After closely monitoring the natural gas market’s impact on purchased gas costs since implementing a temporary Basic Gas Supply Service (BGSS) bill credit in February, NJNG announced during the quarter that it had extended customers’ savings through April. The bill credit, originally announced in late January, brought immediate benefit to customers during the winter heating months when bills typically are the highest. Residential and small commercial customers continued to receive a credit of approximately 19 cents per therm through April 30, 2006. A typical residential customer using 103 therms in April saw a savings of approximately $19. Customers also received a bill credit totaling approximately $61 for the months of February and March.
Financial and operating highlights during the quarter included:
•	Higher Net Income and Basic Earnings per Share

For the six months ended March 31, 2006, NJR earned $94.5 million, or $3.41 per basic share, compared with $81.9 million, or $2.96 per basic share, last year. Last year’s earnings for the 6-month period included a gain on the sale of a commercial office building of $.22 per basic share by NJR’s commercial real estate subsidiary, Commercial Realty and Resources (CR&R), and a charge of $.05 per basic share associated with a voluntary officer retirement program as part of an overall restructuring plan for the organization, which occurred in the first fiscal quarter ended December 31, 2004.

NJR earned $60.2 million, or $2.16 per basic share, for the three months ended March 31, 2006, compared with $51.7 million, or $1.87 per share, for the same period last year.
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NJR REPORTS FISCAL YEAR-TO-DATE AND SECOND-QUARTER EARNINGS
PER SHARE; REAFFIRMS EARNINGS GUIDANCE

NJNG earned $52.2 million for the 6-month period ended March 31, 2006, compared with $53.1 million last year. For the three months ended March 31, 2006, NJNG earned $33.5 million, compared with $35.6 million last year. The lower earnings in both periods were due primarily to lower customer usage and higher operation and maintenance expenses, which more than offset the impact of higher gross margin from its incentive programs. NJNG believes that the lower usage was due primarily to the pass-through of higher wholesale natural gas prices, which offset continued strong customer growth.

NJRES reported a 90 percent increase in earnings for the six months ended March 31, 2006 to $41.9 million, compared with $22 million last year. For the three months ended March 31, 2006, NJRES earned $27 million, compared with $15.4 million last year. The increase in earnings in both periods was due primarily to higher gross margin generated from the company’s portfolio of storage and transportation capacity contracts. Gross margin for NJRES is defined as natural gas revenues and management fees less natural gas costs.

•	Customer Growth Remains Strong

During the first six months of fiscal 2006, NJNG added 5,804 new customers, 34 percent of which converted from other fuels. In addition, 151 existing customers added natural gas heat to their service. NJNG anticipates an annual customer growth rate of about 2.3 percent in fiscal 2006. About one-third of the anticipated new customers are expected to convert from other fuels.

NJNG’s gross margin is defined as natural gas revenues less natural gas costs; sales tax; a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income; and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are passed through to customers, and therefore, have no effect on gross margin. Natural gas costs are charged to operating expenses on the basis of therm sales at the prices approved by the New Jersey Board of Public Utilities (BPU) through NJNG’s BGSS tariff. The BGSS allows NJNG to recover natural gas costs. Sales tax is calculated at 6 percent of revenue and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis. NJNG’s gross margin also includes benefits received by shareowners under its BGSS incentive programs.
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NJR REPORTS FISCAL YEAR-TO-DATE AND SECOND-QUARTER EARNINGS
PER SHARE; REAFFIRMS EARNINGS GUIDANCE

•	Impact of Weather and Usage

Weather during the six months ended March 31, 2006 was 7.4 percent warmer than normal and 9.5 percent warmer than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is offset by NJNG’s weather-normalization clause (WNC), which is designed to smooth out year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather patterns. Included in the WNC is the assumption that usage per degree day is equal to the average over the last four years. As a result of the warmer-than-normal weather, NJNG accrued $7 million of gross margin for the six months ended March 31, 2006, to be collected from customers in the future. However, gross margin was negatively impacted by lower usage per degree day. NJNG believes that this resulted primarily from the impact of the pass-through of higher wholesale natural gas prices on customer usage.

In December 2005, NJNG filed a proposal with the BPU, which would replace the existing WNC with a Conservation and Usage Adjustment (CUA) clause that would capture variations related to weather and customer usage. The proposal would establish a benchmark for customer usage. NJNG would compare actual results to the benchmark on an annual basis. Any adjustments, positive or negative, would be made in the following year. Discussions on the proposal are taking place with the BPU and the Ratepayer Advocate. If NJNG is not successful in receiving approval of the CUA proposal, it will consider other regulatory strategies to address this issue such as expanded incentive programs and/or the filing of a base rate case.

Weather for the three months ended March 31 was 11.4 percent warmer than normal and 16.3 percent warmer than last year and included the second warmest January in NJNG’s history.

•	Incentive Programs Continue to Provide Value for Customers and Shareowners

During the first six months of the fiscal year, NJNG’s gross margin-sharing incentive programs, which include off-system sales, capacity management, storage optimization and financial risk management programs, totaled 21.7 Bcf and $6 million of gross margin, compared with 28.5 Bcf and $4 million of gross margin for the same period last year. For the three months ended March 31, 2006, these programs totaled 11.5 Bcf and $2.9 million of gross margin, compared with 14.1 Bcf and $2.4 million of gross margin for the same period last year. The increase in gross margin in both periods was due primarily to the storage incentive and financial risk management programs, both of which benefited from the volatile wholesale natural gas commodity market. NJNG shares the gross margin earned from these incentive programs with customers and
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NJR REPORTS FISCAL YEAR-TO-DATE AND SECOND-QUARTER EARNINGS
PER SHARE; REAFFIRMS EARNINGS GUIDANCE

shareowners according to a gross margin-sharing formula. In April 2006, the BPU authorized a 1-year extension of the incentive programs through October 2007. This fiscal year, customers have saved approximately $28.5 million in natural gas costs through these programs. Since the establishment of these incentive programs in 1992, NJNG customers have saved over $294 million on their natural gas bills, or approximately 4 percent annually.

•	Wholesale Energy Services Growth Continues

NJRES earned $41.9 million during the first six months of the fiscal year, versus $22 million last year, an increase of 90 percent. For the three months ended March 31, 2006, NJRES earned $27 million, compared with $15.4 million last year. The increase in both periods was due primarily to higher gross margin generated by its diverse portfolio of pipeline and storage capacity contracts. Specifically, in the first half of fiscal 2006, NJRES was able to take advantage of the increased volatility and pricing differentials between geographic regions. NJRES has developed a portfolio of storage and pipeline capacity contracts in the Gulf Coast, Mid-Continent, Appalachia and Eastern Canada, which becomes more valuable when there are changing prices between these regions. These capacity contracts become more valuable when prices change between time periods. Gross margin from this portfolio is also generally greater during the winter months, while the fixed costs of these assets are spread throughout the year. Therefore, the results for the six months are not expected to be indicative of the results for the fiscal year.

•	NJR Home Services (NJRHS) and Other

This business segment consists of NJRHS, which provides service, sales and installation of appliances to over 143,000 customers; CR&R, which develops commercial real estate; and NJR Energy, which consists primarily of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P. Earnings for the six months ended March 31, 2006, were $377,000, compared with $6.8 million last year. For the three months ended March 31, 2006, this segment had a loss of $307,000, compared with earnings of $961,000 last year. Last year’s 6-month earnings included an after-tax gain on the sale of a commercial office building of $6 million.

•	Share Repurchase Plan Increased

In January 2006, the NJR board of directors authorized an increase in the company’s share repurchase plan from 2.5 million to 3.5 million shares. NJR was one of the first companies in the utility industry to implement a repurchase plan. NJR purchased 305,100 shares under the share repurchase plan during the first six months of the fiscal year. The plan gives NJR the financial flexibility to purchase shares on the open market or in negotiated transactions, based on market and other conditions and is expected to create value for shareowners. Since the plan began in September 1996, NJR has invested $94 million to repurchase 2.5 million shares.
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NJR REPORTS FISCAL YEAR-TO-DATE AND SECOND-QUARTER EARNINGS
PER SHARE; REAFFIRMS EARNINGS GUIDANCE

Fiscal 2006 Earnings Guidance
Assuming a continuation of lower customer usage, stable economic conditions, continued customer growth at NJNG, continued volatility in the wholesale natural gas markets at NJRES, the impact of seasonality on the company’s businesses and subject to the factors discussed below under “Forward-Looking Statements,” NJR continues to estimate that earnings for fiscal 2006 will be in the $2.75–$2.85 per basic share range.
Forward-Looking Statements
This news release contains estimates, earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage, and NJRES operations, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, an adequate number of appropriate counterparties, sufficient liquidity in the energy trading market and continued access to the capital markets, the disallowance of recovery of environmental-related expenditures and other regulatory changes, environmental and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission (SEC), including NJR’s annual report on Form 10-K filed on November 29, 2005 and on NJR’s quarterly report filed on Form 10-Q filed on February 7, 2006. NJR’s SEC documents are available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
Webcast Information
NJR will host a live webcast to discuss its financial results today at 2 p.m. ET. To listen to the call, logon to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.
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NJR REPORTS FISCAL YEAR-TO-DATE AND SECOND-QUARTER EARNINGS
PER SHARE; REAFFIRMS EARNINGS GUIDANCE

About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 468,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services provides customer service and management of natural gas storage and capacity assets in the unregulated energy services market. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.
NEW JERSEY RESOURCES CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Unaudited)	Three Months Ended		Six Months Ended
Thousands, except per share data	March 31,		March 31,
	2006	2005	2006	2005
Operating Revenues	$1,064,422	$1,065,057	$2,228,998	$1,919,045

Net Income	$60,201	$51,665	$94,465	$81,867

Earnings Per Common Share
Basic	$2.16	$1.87	$3.41	$2.96
Diluted	$2.14	$1.84	$3.37	$2.90

Average Shares Outstanding
Basic	27,822	27,581	27,686	27,689
Diluted	28,145	28,140	28,000	28,236
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NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

OPERATING REVENUES	$1,064,422	$1,065,057	$2,228,998	$1,919,045

OPERATING EXPENSES
Gas purchases	882,688	902,924	1,921,163	1,641,350
Operation and maintenance	29,772	24,873	57,503	53,536
Regulatory rider expenses	12,405	14,786	21,863	23,914
Depreciation and amortization	8,612	8,352	17,188	16,711
Energy and other taxes	26,003	25,827	44,670	41,611

Total operating expenses	959,480	976,762	2,062,387	1,777,122

OPERATING INCOME	104,942	88,295	166,611	141,923

Other income and expense	620	1,480	2,262	3,164

Interest charges, net	6,173	4,721	12,656	10,071

INCOME BEFORE INCOME TAXES	99,389	85,054	156,217	135,016
Income tax provision	39,188	33,389	61,752	53,149

NET INCOME	$60,201	$51,665	$94,465	$81,867

EARNINGS PER COMMON SHARE
BASIC	$2.16	$1.87	$3.41	$2.96
DILUTED	$2.14	$1.84	$3.37	$2.90

DIVIDENDS PER COMMON SHARE	$0.36	$0.34	$0.72	$0.68

AVERAGE SHARES OUTSTANDING
BASIC	27,822	27,581	27,686	27,689
DILUTED	28,145	28,140	28,000	28,236

NEW JERSEY RESOURCES

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except per share data)	2006	2005	2006	2005

Operating Revenues
New Jersey Natural Gas	$471,406	$462,576	$865,752	$783,046
NJR Energy Services	587,525	596,921	1,350,720	1,113,792
NJR Home Services and Other	5,560	5,585	12,663	22,256

Sub-total	1,064,491	1,065,082	2,229,135	1,919,094
Intercompany Eliminations	(69)	(25)	(137)	(49)

Total	$1,064,422	$1,065,057	$2,228,998	$1,919,045

Operating Income
New Jersey Natural Gas	$57,493	$60,353	$90,940	$92,149
NJR Energy Services	48,062	26,581	75,163	38,743
NJR Home Services and Other	(613)	1,361	508	11,031

Total	$104,942	$88,295	$166,611	$141,923

Net Income (Loss)
New Jersey Natural Gas	$33,509	$35,258	$52,192	$53,091
NJR Energy Services	26,999	15,446	41,896	22,006
NJR Home Services and Other	(307)	961	377	6,770

Total	$60,201	$51,665	$94,465	$81,867

Throughput (Bcf)
NJNG, Core Customers	27.0	32.3	47.8	53.2
NJNG, Incentive Programs	11.5	14.1	21.7	28.6
NJRES Fuel Mgmt. and Wholesale Sales	62.1	82.9	119.6	152.6

Total	100.6	129.3	189.1	234.4

Common Stock Data
Yield at March 31	3.2%	3.1%	3.2%	3.1%
Market Price
High	$45.96	$45.50	$46.95	$45.50
Low	$41.49	$41.20	$40.68	$40.54
Close at March 31	$45.25	$43.53	$45.25	$43.53
Shares Out. at March 31	27,951	27,435	27,951	27,435
Market Cap. at March 31	$1,264,783	$1,194,246	$1,264,783	$1,194,246

NEW JERSEY NATURAL GAS

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except customer & weather data)	2006	2005	2006	2005

Operating Revenues
Residential	$300,721	$275,070	$486,265	$436,239
Commercial, Industrial & Other	68,911	69,572	135,887	110,733
Firm Transportation	8,316	10,963	16,671	19,724

Total Firm Revenues	377,948	355,605	638,823	566,696
Interruptible	1,838	1,975	4,647	6,111

Total System Revenues	379,786	357,580	643,470	572,807

Incentive Programs	91,620	104,996	222,282	210,239

TOTAL REVENUES	$471,406	$462,576	$865,752	$783,046

Gross Margin and Operating Income
Residential	$65,719	$65,259	$109,961	$109,322
Commercial, Industrial & Other	12,518	12,430	20,945	20,823
Firm Transportation	6,479	8,160	12,861	14,805

Total Firm Margin	84,716	85,849	143,767	144,950
Interruptible	222	260	528	567

Total System Margin	84,938	86,109	144,295	145,517

Incentive Programs	2,932	2,438	6,046	4,008

TOTAL GROSS MARGIN	87,870	88,547	150,341	149,525

Operation and maintenance expense	21,104	19,268	40,971	39,497
Depreciation and amortization	8,477	8,187	16,900	16,304
Other taxes not reflected in gross margin	796	739	1,530	1,575

OPERATING INCOME	$57,493	$60,353	$90,940	$92,149

Throughput (Bcf)
Residential	19.4	21.8	32.1	34.4
Commercial, Industrial & Other	4.3	5.6	8.0	8.9
Firm Transportation	2.3	3.4	4.9	5.8

Total Firm Throughput	26.0	30.8	45.0	49.1
Interruptible	1.0	1.5	2.8	4.1

Total System Throughput	27.0	32.3	47.8	53.2

Incentive Programs	11.5	14.1	21.7	28.6

TOTAL THROUGHPUT	38.5	46.4	69.5	81.8

Customers
Residential	425,225	414,558	425,225	414,558
Commercial, Industrial & Other	30,106	29,533	30,106	29,533
Firm Transportation	12,731	15,147	12,731	15,147

Total Firm Customers	468,062	459,238	468,062	459,238
Interruptible	48	51	48	51

Total System Customers	468,110	459,289	468,110	459,289

Incentive Programs	43	37	43	37

TOTAL CUSTOMERS	468,153	459,326	468,153	459,326

NEW JERSEY NATURAL GAS

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except customer & weather data)	2006	2005	2006	2005

Degree Days
Actual	2,240	2,677	3,914	4,327
Normal	2,527	2,527	4,228	4,219

Percent of Normal	88.6%	105.9%	92.6%	102.6%

NJR ENERGY SERVICES

Operating Revenues	$587,525	$596,921	$1,350,720	$1,113,792
Gas Purchases	536,038	568,155	1,269,381	1,070,604

Gross Margin	$51,487	$28,766	$81,339	$43,188

Operating Income	$48,062	$26,581	$75,163	$38,743

Net Income	$26,999	$15,446	$41,896	$22,006

Gas Sold and Managed (Bcf)	62.1	82.9	119.6	152.6

NJR HOME SERVICES AND OTHER

Operating Revenues	$5,560	$5,585	$12,663	$22,256

Operating Income (Loss)	($613)	$1,361	$508	$11,031

Net Income (Loss)	($307)	$961	$377	$6,770

Total Customers at March 31	143,503	140,864	143,503	140,864

NEW JERSEY RESOURCES
ADJUSTED NET INCOME AND EARNINGS PER SHARE RECONCILIATION
Provided below is a reconciliation of as reported and as adjusted information for Net Income and basic and diluted earnings per share for the six months ended March 31, 2005. This reconciliation reflects the impact of a gain on the impact of a gain on the sale of a commercial office building and a charge related to an early retirement program for officers.
Management believes that this reconciliation is needed due to the unusual nature of the two items described above and that they are not indicative of core results. It also provides for a more consistent comparison for year-over-year results.

(Unaudited)	Six Months Ended
(Thousands, except per share data)	March 31, 2005

	NJNG	NJRES	NJRHS and	Total
			Other

Net Income, as reported	$53,091	$22,006	$6,770	$81,867

Exclude:
Gain on sale of commercial office building			(5,972)	(5,972)
Charge for early retirement program	915	8	569	1,492

Net Income, as adjusted	$54,006	$22,014	$1,367	$77,387

Earnings per share basic, as reported				$2.96

Exclude:
Gain on sale of commercial office building				(.22)
Charge for early retirement program				.05

Earnings per share basic, as adjusted				$2.79

Earnings per share diluted, as reported				$2.90

Exclude:
Gain on sale of commercial office building				(.21)
Charge for early retirement program				.05

Earnings per share diluted, as adjusted				$2.74

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